Exhibit 99.1

  KEWAUNEE SCIENTIFIC REPORTS RESULTS FOR FIRST QUARTER AND QUARTERLY DIVIDEND

     STATESVILLE, N.C., Aug. 23 /PRNewswire-FirstCall/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported results for its first quarter ended July 31, 2006.

     Sales for the quarter were $19,294,000, a decrease of 5% from sales of $20,308,000 in the same period last year. Domestic sales of laboratory and technical furniture products declined 8%, while sales of the Company's Asian subsidiaries increased 22%. The order backlog at July 31, 2006 was $36.5 million, up slightly from $36.4 million at April 30, 2006.

     Net earnings for the quarter were $133,000, or $0.05 per diluted share. Net earnings for the comparable period of the prior year, which benefited from an after-tax gain of $540,000 related to the sale of the Company's property in Texas, were $763,000, or $0.31 per diluted share. Excluding the gain on the sale of the property, net earnings in the prior year period were $223,000, or $0.09 per diluted share.

     "The domestic market for laboratory and technical furniture products remains very competitive and price sensitive," said William A. Shumaker, President and Chief Executive Officer. "Pricing pressures, the continuing escalating costs of raw materials and energy, and higher borrowing costs continue to impact earnings. At the same time, however, our Asian subsidiaries continue to experience strong sales and earnings growth and have become a significant source of our revenue and earnings.

     "Looking forward," Mr. Shumaker continued, "we remain committed to improving our profitability, both in the domestic and international markets. We are confident our plans for improving manufacturing efficiencies and reducing costs will allow us to successfully compete in the worldwide marketplace. We are continuing to aggressively expand our sales representation and capabilities in India and China to take advantage of the rapidly-growing Asian laboratory research market."

     The Company's balance sheet remained strong at the end of the quarter. Working capital was $11.0 million, including cash on hand of $2.1 million. Stockholders' equity was $25.5 million, or $10.22 per share. Total bank debt and capital lease obligations at July 31, 2006 were $9.4 million, resulting in a debt to equity ratio of .37-to-1.

     The Company also announced today that its Board of Directors approved a cash dividend of seven cents per outstanding share to stockholders of record at the close of business on September 6, 2006, payable on September 20, 2006.

     Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters and manufacturing facilities are located in Statesville, North Carolina. The Company also has subsidiaries in Singapore and Bangalore, India that serve the Asian markets. Kewaunee Scientific's website is located at http://www.kewaunee.com.

     Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

                Consolidated Statements of Operations [unaudited]
                      (in thousands, except per share data)

                                                   Three Months Ended
                                               --------------------------
                                                 July 31        July 31
                                                  2006           2005
                                               -----------    -----------
Net sales                                      $    19,294    $    20,308
Cost of products sold                               16,166         16,922

Gross profit                                         3,128          3,386
Other operating income                                  --            884*
Operating expenses                                   2,637          2,920

Operating earnings                                     491          1,350
Other income (expense)                                  18             (5)
Interest expense                                      (187)           (87)

Earnings before income taxes                           322          1,258
Income tax expense                                      78            457

Earnings before minority interests                     244            801
Minority interests in subsidiaries                     111             38
Net earnings                                   $       133    $       763*

Net earnings per share
  Basic                                        $      0.05    $      0.31
  Diluted                                      $      0.05    $      0.31

Weighted average number of common shares
 outstanding (in thousands)
  Basic                                              2,492          2,492
  Diluted                                            2,493          2,492

* Includes a non-recurring pretax gain of $884,000 and an after-tax gain of $540,000, or $.22 per diluted share, on the sale of property.

                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                 July 31      April 30
                                                  2006          2006
                                               -----------   -----------
                                               [unaudited]
Assets

Cash and cash equivalents                      $     2,087   $       929
Restricted cash                                        400           399
Receivables, less allowances                        19,114        23,199
Inventories                                          6,156         5,860
Prepaid expenses and other current assets            1,298         1,011
  Total current assets                              29,055        31,398
Net property, plant and equipment                   11,129        11,163
Other assets                                         8,012         7,911
Total Assets                                   $    48,196   $    50,472

Liabilities and Stockholders' Equity
Short-term borrowings                          $     8,531   $     8,216
Current obligations under capital leases               297           260
Accounts payable                                     6,526         9,074
Other current liabilities                            2,690         2,823
  Total current liabilities                         18,044        20,373
Other non-current liabilities                        4,682         4,553
Total stockholders' equity                          25,470        25,546
Total Liabilities and Stockholders' Equity     $    48,196   $    50,472

     Contact:  D. Michael Parker
               704/871-3290

SOURCE  Kewaunee Scientific Corporation
    -0-                             08/23/2006
    /CONTACT: D. Michael Parker of Kewaunee Scientific Corporation, +1-704-871-3290/
    /Web site:  http://www.kewaunee.com /
    (KEQU)